Exhibit 3.2

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

FF-TSY HOLDING COMPANY II, LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of FF-TSY Holding Company II, LLC (the “LLC”) is entered into as of March 27, 2007 by FF-TSY Holding Company, Inc. (the “Member”), the sole member of the LLC.

W I T N E S S E T H:

WHEREAS, the LLC has been formed under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq. and, as it may be amended from time to time, the “DLLCA”), by Curtis McWilliams, an authorized person, by the filing of a certificate of formation (the “Certificate of Formation”) with the Delaware Secretary of State on February 21, 2007;

WHEREAS, on February 26, 2007, TSY-FF Acquisition Company, Inc. (“Acquisition”) became the sole member of the LLC as successor to Trustreet Properties, Inc., the original member of the LLC (“Trustreet”), by way of merger as a result of the merger of Trustreet with and into Acquisition;

WHEREAS, pursuant to a Plan of Liquidation and Dissolution (the “Plan”), Acquisition has been liquidated and, pursuant to the Plan, the Member, as the sole common stockholder of Acquisition, acquired all of Acquisitions assets, including all of the membership interests in the LLC; and

WHEREAS, the Member desires to amend and restate the original Limited Liability Company Agreement of the LLC by this Agreement to set forth certain rights and obligations of the Member with respect to the LLC.

NOW, THEREFORE, the Member hereby declares as follows:

ARTICLE I
ORGANIZATIONAL AND OTHER MATTERS

SECTION 1.01. Formation; Admission. By its execution and delivery of this Agreement, the Member hereby ratifies the formation of the LLC under the provisions of the DLLCA. The rights and liabilities of the Member shall be determined pursuant to the DLLCA and this Agreement. To the extent that the rights or obligations of the Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the DLLCA, control. Any person or entity hereafter admitted as a member of the LLC pursuant to Article VII of this Agreement shall thereafter be deemed a “Member” for all purposes under this Agreement.

SECTION 1.02. Name and Offices. The name of the LLC shall be FF-TSY Holding Company II, LLC and the business of the LLC shall be conducted under such name or such other name or names as the Member may from time to time determine. The principal offices of the LLC shall be located at c/o General Electric Capital Corporation, 8377 East Hartford Drive, Suite 200, Scottsdale, AZ 85255, or at such other place or places as the Member may from time to time determine.

SECTION 1.03. Term. The LLC shall continue until the dissolution of the LLC as provided by the DLLCA or this Agreement.

SECTION 1.04. Limited Liability. Except as otherwise provided by the DLLCA, the debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the LLC, and the Member shall not be personally liable or otherwise obligated with respect to any such debt, obligation or liability of the LLC solely by reason of being a Member of the LLC.

SECTION 1.05. Registered Agent. The address of the registered agent for service of process on the LLC in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, and the LLC’s registered agent at such address shall be The Corporation Trust Company. The Member may, from time to time, appoint a new registered agent for the LLC.

SECTION 1.06. Additional Filings Concerning the Certificate of Formation. If the laws of any jurisdiction in which the LLC transacts business so require, the Member shall file with the appropriate office in that jurisdiction a copy of the Certificate of Formation and any other documents necessary for the LLC to qualify to transact business in such jurisdiction and shall use its best efforts to file with the appropriate office in that jurisdiction a copy of other documents necessary to establish and maintain the Member’s limited liability in such jurisdiction. The Member also shall cause to be filed, in the place or places and in the manner prescribed by law, the Certificate of Formation or any amendments thereto as may be required, either by the DLLCA, by the laws of a jurisdiction in which the LLC transacts business or by this Agreement, to reflect changes in the information contained therein or otherwise to comply with the requirements of law for the continuation, preservation and operation of the LLC as a limited liability company under the DLLCA.

ARTICLE II
PURPOSE AND POWERS

SECTION 2.01. Purpose of the LLC. The purposes of the LLC shall be to carry on any lawful business, purpose or activity permitted by the DLLCA.

SECTION 2.02. Powers of the LLC. The LLC shall have the power to do any and all acts and things necessary, appropriate, advisable, or convenient for the furtherance and accomplishment of the purposes of the LLC, including, without limitation, to engage in any kind of activity and to enter into and perform obligations of any kind necessary to or in connection with, or incidental to, the accomplishment of the purposes of the LLC, so long as said activities and obligations may be lawfully engaged in or performed by a limited liability company under the DLLCA.

SECTION 2.03. Right to Rely on Managers. Any Person dealing with the LLC shall be entitled to rely (without further duty of inquiry) upon a certificate signed by any Manager or officer of the LLC, as to:

(a)	the identity of the Member or any Manager or officer;

(b)
the existence or nonexistence of any fact or facts that constitute a condition precedent to acts on behalf of the LLC by the Member or any Manager or officer or that are in any other manner germane to the affairs of the LLC;

(c)	the Persons who are authorized to execute and deliver any instrument or document of the LLC; or

(d)	any other matter whatsoever involving the LLC.

As used herein, the term “Person” shall mean a natural person, partnership (whether general or limited), trust, estate, association, corporation, limited liability company, unincorporated organization, custodian, nominee or any other individual or entity in its own or any representative capacity, and the term “Manager” shall mean a Person named in Section 5.03 as a Manager of the LLC or hereafter appointed as a Manager pursuant to the terms of this Agreement.

ARTICLE III
FUNDING CONTRIBUTIONS

Any investment in the LLC will be made 100% by the Member.

ARTICLE IV
MEMBERSHIP INTEREST; DISTRIBUTION OF PROCEEDS

The Member shall own 100% of the membership interests in the LLC. The Member shall decide whether and in what amounts the proceeds received by the LLC shall be distributed to the Member. All such proceeds, if any, shall be distributed 100% to the Member.

ARTICLE V
MANAGEMENT OF THE LLC

SECTION 5.01. Management. The business and affairs of the LLC shall be managed by its Board of Managers. Subject to any nonwaivable provisions of applicable law, the Board of Managers shall have full and complete authority, power, and discretion to manage and control the business, affairs, and properties of the LLC, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the LLC’s business.

SECTION 5.02. Number, Tenure and Qualifications of Managers. The LLC shall as of the date hereof have three Managers. The number of Managers that will comprise the entire Board of Managers shall be fixed from time to time by the Member, but in no instance shall there be less than one Manager. Each Manager shall hold office until he or she resigns, dies or becomes incapacitated, or is removed as provided herein. The Member may remove any of the Managers at any time and from time to time, with or without cause, and may designate a person to serve as a successor Manager in the event of the death, incapacity, resignation or removal of a Manager. Each person appointed to serve as a Manager shall serve until a successor Manager is appointed as provided hereunder or until such person’s earlier death, resignation or removal.

SECTION 5.03. Initial Managers. The initial Managers shall be Darren A. Kowalske, John R. Barravecchia and Stefaan D'Hoore.

SECTION 5.04. Meetings. Meetings of the Board of Managers may be called by any Manager entitled to participate in the meeting or the President, and shall be called by the President upon the request of the Member, upon at least 24 hours’ notice to all Managers entitled to participate in the meeting in writing or by telephone. Meetings may be held by telephone or any other communication by means of which all participating Managers can simultaneously hear each other during the meeting.

SECTION 5.05. Quorum. No action may be taken at a meeting of the Board of Managers unless a quorum consisting of a majority of Managers entitled to participate in the meeting is present.

SECTION 5.06. Required Vote; Voting Rights. Except where a greater percentage is expressly required by this Agreement, to be approved, any action by the Board of Managers taken at a meeting must be approved by the affirmative vote of Managers with a majority of the votes cast at a meeting at which a quorum exists. Each Manager present at a meeting and entitled to participate in such meeting shall be entitled to one vote with respect to any action.

SECTION 5.07. Action by Written Consent. Any action to be taken by the Board of Managers may be taken without a meeting if consents in writing setting forth the action so taken are signed by the Managers having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

SECTION 5.8. Compensation of Managers. The Managers shall be reimbursed for all reasonable expenses incurred in connection with the performance of their duties as Managers.

SECTION 5.9. Managers Not Agents. The Managers shall have no authority to act in the name of and for the LLC solely by virtue of being managers of the LLC.

SECTION 5.10. Officers of the LLC Generally. The Board of Managers (or, in the case of the officers as of the date hereof, the Member) may appoint such officers of the LLC as the Board of Managers sees fit and upon terms and conditions the Board of Managers deems necessary and appropriate. Any officer shall hold his or her respective office unless and until such officer is removed by the Board of Managers.

SECTION 5.11 President. The Board of Managers may designate a president. The president shall be the chief executive officer. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Managers or by this Agreement to some other officer or agent of the LLC or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Managers from time to time.

SECTION 5.12. Chief Financial Officer. The Board of Managers may designate a chief financial officer. The chief financial officer shall have the responsibilities and duties as set forth by the Board of Managers or the President.

SECTION 5.13. Vice Presidents. The Board of Managers may designate one or more vice presidents. In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to such vice president by the president or by the Board of Managers. The Board of Managers may designate one or more vice presidents as executive vice president or as vice president for particular areas of responsibility.

SECTION 5.14.  Secretary. The Board of Managers may designate a secretary. The secretary shall (a) keep the minutes of the proceedings of the Board of Managers in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of this Agreement or as required by law; (c) be custodian of the records; and (d) in general perform such other duties as from time to time may be assigned to him by the president or by the Board of Managers.

SECTION 5.15. Treasurer. The Board of Managers may designate a treasurer. The treasurer shall have the custody of the funds and securities of the LLC and shall keep full and accurate accounts of receipts and disbursements in books belonging to the LLC and shall deposit all moneys and other valuable effects in the name and to the credit of the LLC in such depositories as may be designated by the Board of Managers. In the absence of a designation of a chief financial officer by the Board of Managers, the treasurer shall be the chief financial officer of the LLC.

SECTION 5.16. Assistant Secretaries and Assistant Treasurers. The Board of Managers may designate assistant secretaries and assistant treasurers. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the president or the Board of Managers.

SECTION 5.17. Officers. The initial officers of the LLC as of the date hereof shall be:
Darren A. Kowalske:  President
Greg R. Nielsen:                       Secretary and Vice President
Todd V. Jones:                        Assistant Secretary and Vice President
Carolyn C. Martin:                  Assistant Secretary and Vice President
Joe T. Stroud:                          Assistant Secretary and Vice President
John R. Barravecchia:            Treasurer, Chief Financial Officer and Vice President
Rosemary Q. Mills:                 Assistant Treasurer and Vice President—Tax
William K. Crittenden:            Vice President—Tax
Ixchell C. Duarte:                     Vice President and Chief Accounting Officer
John L. Farren:                         Assistant Secretary and Vice President
Michael T. Shepardson:         Assistant Secretary and Vice President
Thomas G. Kindred, Jr.:          Assistant Secretary and Vice President

SECTION 5.18. Removal of Officers; Vacancies. Any officer may be removed with or without cause, at any time, by the Board of Managers. Vacancies in all offices shall be filled by the Board of Managers.

ARTICLE VI
INDEMNIFICATION

The LLC shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he, she, or it (i) is or was a Member, manager, officer, employee or agent of the LLC or (ii) while a Member, manager, officer, employee or agent of the LLC, is or was serving at the request of the LLC as a managers, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DLLCA. Such right shall be a contract right and as such shall run to the benefit of any Member, manager, officer, employee or agent of the LLC. Any repeal or amendment of this Article VI shall be prospective only and shall not limit the rights of any such Member, manager, officer, employee or agent or the obligations of the LLC with respect to any claim arising from or related to the services of such Member, manager, officer, employee or agent in any of the foregoing capacities prior to any such repeal or amendment to this Article VI. Such right shall include the right to be paid by the LLC expenses incurred in investigating or defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DLLCA, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the LLC within sixty (60) days after a written claim has been received by the LLC, the claimant may at any time thereafter bring suit against the LLC to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the DLLCA, but the burden of proving such defense shall be on the LLC. Neither the failure of the LLC (including any managers or directors or committee thereof, independent legal counsel, or members) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the LLC (including any managers, directors or committee thereof, independent legal counsel, or members) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, resolution, agreement, or otherwise.

The LLC may additionally indemnify any employee or agent of the LLC to the fullest extent permitted by law.

As used herein, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

ARTICLE VII
TRANSFER OF MEMBERSHIP INTEREST

The Member may transfer its membership interest in the LLC at any time to any person or entity in total, or in part, and upon the execution of a Membership Interest Transfer Power substantially in the form attached hereto as Exhibit A, without any further action by the Member or assignee of the membership interest, such assignee of the Member’s membership interest shall be admitted as a Member of the LLC, and in the event of the assignment of the Member’s entire Membership Interest in the LLC, the assignor shall be withdrawn as a Member of the LLC, and such assignee shall thereafter be deemed the Member for all purposes under this Agreement.

ARTICLE VIII
DISSOLUTION AND LIQUIDATION

SECTION 8.01. Events Causing Dissolution. The LLC shall be dissolved and its affairs wound up on the first to occur of the following events:

(i) any event that, under the DLLCA, would cause the dissolution of the LLC or would make it unlawful for the business of the LLC to be continued;

(ii) the sale or other disposition of all or substantially all of the property of the LLC for cash; or

                                                (iii) the election of the Member.

SECTION 8.02. Effect of Dissolution. Upon dissolution, the LLC shall cease carrying on its business but shall not terminate until the winding up of the affairs of the LLC is completed, the assets of the LLC shall have been distributed as provided below and a Certificate of Cancellation of the LLC under the DLLCA has been filed with the Secretary of State of the State of Delaware.

SECTION 8.03. Liquidation Upon Dissolution. Upon the dissolution of the LLC, sole and plenary authority to effectuate the liquidation of the assets of the LLC shall be vested in the Member, which shall have full power and authority to sell, assign and encumber any and all of the LLC’s assets and to wind up and liquidate the affairs of the LLC in an orderly and business-like manner. The proceeds of liquidation of the assets of the LLC distributable upon a dissolution and winding up of the LLC shall be applied in the following order of priority:

(i) first, to the creditors of the LLC, which may include the Member as a creditor, in the order of priority provided by law, in satisfaction of all liabilities and obligations of the LLC (of any nature whatsoever, including, without limitation, fixed or contingent, matured or unmatured, legal or equitable, secured or unsecured), whether by payment or the making of reasonable provision for payment thereof; and

(ii) thereafter, 100% to the Member.

SECTION 8.04. Winding Up and Certificate of Cancellation. The winding up of the LLC shall be completed when all of its debts, liabilities and obligations have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the LLC have been distributed to the Member. Upon the completion of the winding up of the LLC, a Certificate of Cancellation of the LLC shall be filed with the Secretary of State of the State of Delaware.

ARTICLE IX
AMENDMENT

This Agreement may be amended or modified by a written instrument executed by the Member.

ARTICLE X
MISCELLANEOUS

SECTION 10.1. Section Headings and References. The Article and Section headings used in this Agreement are for reference purposes only and should not be used in construing this Agreement. Unless specified otherwise, references herein to a “Section” or an “Article” shall mean the specified Section or Article of this Agreement.

SECTION 10.2. Gender and Number. Wherever from the context it appears appropriate, each term in this Agreement stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or the neuter gender shall include the masculine, the feminine and the neuter. The term “person” means any individual, corporation, partnership, trust or other entity.

SECTION 10.3. Exhibit A. Exhibit A attached to this Agreement is incorporated herein by reference and expressly made a part of this Agreement for all purposes.

SECTION 10.4. Severability. If any provision of this Agreement or portion thereof, or the application of such provision or portion thereof to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision or portion thereof to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

SECTION 10.5. Successors and Assigns. Except as otherwise herein provided, this Agreement shall be binding upon and inure to the benefit of the party hereto and its successors and assigns, and all other persons hereafter having or holding an interest in the LLC, whether as assignees, transferees, substitute Member or otherwise.

SECTION 10.6. Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of laws or rules thereof.

SECTION 10.7. No Third Party Beneficiaries. The provisions of this Agreement shall not be for the benefit of, nor shall they be enforceable by, any person who is not a party to this Agreement.

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first written above.

FF-TSY Holding Company, Inc.

By: /s/ Darren A. Kowalske
Name: Darren A. Kowalske
Title: President

EXHIBIT A

MEMBERSHIP INTEREST TRANSFER POWER

FOR VALUE RECEIVED, the undersigned hereby sells, transfers and assigns to _________________________________ (the “Assignee”), [ ] units of its membership interest in FF-TSY Holding Company II, LLC, a Delaware limited liability company (the “Company”) and the Assignee is hereby admitted as the Member of the Company.
Should such amount equal 100% of the undersigned’s membership interest in the Company, in accordance with the Company’s Limited Liability Company Agreement and the Limited Liability Company Act of the State of Delaware, the undersigned hereby withdraws as the Member of the Company.

[    ]
Member

By:
Name: [ ]
Title: [ ]

ACCEPTED AND AGREED

[ASSIGNEE]